Free Writing Prospectus Dated October 1, 2010 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

                                                                  Morgan Stanley
US Target Equity (Total Return)
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Morgan Stanley Target Equity Index
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The US Target Equity (TR) Index seeks to identify undervalued stocks with strong potential. It selects stocks using a quantitative, rules-based screening process developed by Morgan Stanley. The selection methodology uses some of the metrics used by private equity investors and corporate buyers. The Index aims to identify companies with favorable cash flow, strong balance sheets and assets undervalued by the market. The index is independently calculated and maintained by Standard and Poor's (S and P) on a stock price and dividend income total return basis and is rebalanced quarterly.

S and P began calculating the US Target Equity (TR) on July 1, 2007. Historical
index performance prior to July 2007 is simulated based on historical data.
Simulated historical Index performance is hypothetical and presented for illustrative purposes. Past performance (actual or simulated) is not indicative of future results.

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Absolute Returns
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Source: Morgan Stanley; Total Return = (TR)

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Annual Returns
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                             01*     02     03     04     05     06     07     08    09    10**
Annual return
US Target Equity (TR)     17.7%   -1.1%  40.6%  26.6%  12.3%  19.2%  -0.2% -33.8% 47.0%   10.3%
S and P 500 (TR)           4.8%  -22.5%  28.0%  10.2%   4.3%  15.1%   4.9% -37.4% 25.6%    3.4%
Annual excess return vs benchmark
US Target Equity (TR)     12.9%   21.4%  12.6%  16.4%   8.0%   4.1%  -5.1%   3.6%  21.5%   6.9%
Volatility (1)
US Target Equity (TR)     20.9%   26.8%  16.6%  10.4%  10.9%  10.1%  17.3%  44.8%  38.2%  19.6%
S and P 500 (TR)          19.7%   25.5%  16.7%  10.9%  10.1%   9.9%  15.7%  40.3%  26.8%  19.4%
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Source: Morgan Stanley; * Index starts April 4, 2001, ** data until September
30, 2010
Returns prior to the Index launch, from April 4, 2001 through June 30, 2007, are simulated based on historical data. Returns from July 1, 2007 through
September 30, 2010 reflect actual results.

(1)Standard deviation of daily returns, annualized

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Index Facts
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Index Sponsor     Morgan Stanley  Index Inception Date    July 1, 2007
Calculation Agent        S and P  Rebalancing frequency     Quarterly
Currency                     USD  Number of Constitutents          50
Index Type          Total Return  Weighting                     Equal
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       Please refer to important information at the end of this material
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                                                                  Morgan Stanley

US Target Equity (Total Return)

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Volatility - rolling 12 month
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Sector Allocations (at date of last rebalance*)
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Source: Morgan Stanley; * July 01, 2010

Returns prior to the Index launch, from April 4, 2001 through June 30, 2007, are simulated based on historical data. Returns from July 1, 2007 through
September 30, 2010 reflect actual results.

There is no guarantee that the Target Equity Indices will have positive performance or will outperform benchmark indices.

No one can guarantee short-term or long-term outperformance. The stock selection process for the Target Equity Indices could select stocks that underperform the benchmark index, possibly significantly.

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Important Information
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Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively,
Morgan Stanley, any underwriter or any dealer participating in any offering will arrange to send you the prospectus if you request it by calling toll free
1-800-584-6837.

This material was prepared by sales, trading or other non-research personnel of
Morgan Stanley and Co. Incorporated (together with its affiliates, hereinafter
"Morgan Stanley"). This material was not produced by a Morgan Stanley research analyst. Unless otherwise indicated, these views may differ from those of the
Morgan Stanley fixed income or equity research department or others in the firm.

The Target Equity principles and methodology described herein may not work in every circumstance or with respect to the financial information of every company. The measures and factors considered in the Target Equity analysis are not necessarily correlated with financial or market performance of the constituent companies and may fail to highlight negative information or data that could adversely affect the Target Equity Index performance or an investment related to Target Equity. In addition, the Target Equity principles are subject to change and may not always achieve their intended results.

Performance data for the index prior to the Index Inception Date has been calculated retrospectively, based on simulated historical performance.
Retrospective index calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results. No representation or warranty is made that any returns indicated will be achieved.

Investments and services are offered through Morgan Stanley and Co. Incorporated, member SIPC.

Copyright [C] by Morgan Stanley 2010, all rights reserved.
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